Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated February 28, 2013

2year Contingent Coupon
Autocallable Yield Notes                                        [GRAPHIC OMITTED]
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                                            North America Structured Investments
OVERVIEW

May be appropriate for investors seeking contingent interest payments during the term of the notes. If any underlying is less than its Trigger Level on
March 26, 2015 investors have full downside exposure to the least performing of the underlyings. Under these circumstances the payment at maturity will be made in cash based on the least performing Underlying.

If on any Review Date, the closing level of each underlying is greater than its closing level on the Pricing Date, the Notes will be automatically called.

The payment at maturity will be made in cash based on the return of the lesser performing of the Underlyings.

Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Summary of Terms
Issuer:                JPMorgan Chase & Co.
Par:                   $1,000.00
Underlyings:           S & P 500([R]) Index, the Russell 2000
                       Index, and the iShares MSCI
                       EAFE Index Fund (the "Fund")
Pricing Date:          March 25, 2013
Maturity Date:         March 31, 2015
Interest               With respect to each Underlying,
Barrier/Trigger Level: an amount that represents 65% of
                       its Initial Underlying Value
Contingent Interest    Between 7.5%* and 9.5%* per
Rate:                  annum, payable at a rate of
                       between 1.875%* and 2.375%*
                       per quarter, if applicable
Trigger Event:         A Trigger Event occurs if the
                       Index closing level on March 26,
                       2015 of any Underlying is less
                       than its Trigger Level
Review Dates           June 26, 2013, September 25,
                       2013, December 26, 2013, March
                       26, 2014, June 25, 2014,
                       September 25, 2014, December
                       26, 2014, March 26, 2015
CUSIP:                 48126DZD4
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* To be determined on the Pricing Date, but not less than 7.50% per annum.
** The hypothetical returns set forth above are illustrative and may not be the actual returns on the notes. These returns do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.
(1) A Trigger Event occurs if the Ending Underlying Value (i.e., the Index closing level or closing price, as applicable, on March 26, 2015) of any
Underlying is less than its Trigger Level.

Hypothetical Returns**

                    Payment at Maturity  Payment at Maturity
----------------- ---------------------- -------------------
Least Performing  If a Trigger Event Has  If a Trigger Event
Underlying Return   Not Occurred (1)      Has Occurred (1)
----------------- ---------------------- -------------------
    80.00%            $1,018.75                  N/A
----------------- ---------------------- -------------------
    60.00%            $1,018.75                  N/A
----------------- ---------------------- -------------------
    40.00%            $1,018.75                  N/A
----------------- ---------------------- -------------------
    20.00%            $1,018.75                  N/A
----------------- ---------------------- -------------------
    5.00%             $1,018.75                  N/A
----------------- ---------------------- -------------------
    0.00%             $1,018.75                  N/A
----------------- ---------------------- -------------------
    -5.00%            $1,018.75                  N/A
----------------- ---------------------- -------------------
   -20.00%            $1,018.75                  N/A
----------------- ---------------------- -------------------
   -35.00%            $1,018.75                  N/A
----------------- ---------------------- -------------------
   -35.01%               N/A                   $649.90
----------------- ---------------------- -------------------
   -60.00%               N/A                   $400.00
----------------- ---------------------- -------------------
   -80.00%               N/A                   $200.00

Return Profile

If the Notes have not been previously called and the closing level of each
Underlying on any review date is greater than or equal to its Interest Barrier
Level, you will receive on the applicable contingent interest payment date a contingent interest payment equal to at least 1.875%* .

If the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its initial underlying value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus
(b) the contingent interest payment applicable to that Review Date.

If the Notes have not been redeemed early and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount
Note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date.

If the Notes have not been previously called and a Trigger Event has occurred, your payment at maturity per $1,000 principal amount Note will be calculated as follows: $1,000 + ($1,000 [] Least Performing Underlying Return)

If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 35% of your principal amount and could lose all of your principal amount at maturity
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J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com
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2year Contingent Coupon
Autocallable Yield Notes                                        [GRAPHIC OMITTED]
================================================================================
                                            North America Structured Investments

Selected Benefits

[] The notes offer a higher interest rate than the yield currently available on debt securities of comparable maturity issued by us. [] Quarterly contingent interest payments.

[] Minimum denomination of $1,000 and integral multiples thereof.

Selected Risks

[] Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal.

[] The notes do not guarantee the payment of interest and may not pay interest at all.

[] If the Notes have not been called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Final Level of the Least Performing Underlying is less than its Initial Level.

[] Any payment on the notes is subject to our credit risk. Therefore the value of the notes prior to maturity are subject to changes in the market's view of our creditworthiness.

[] You are exposed to the risks of the decline in the value of each
Underlying.

[] Your payment at maturity may be determined by the least performing of the
Underlyings.

[] Return is limited to the principal amount plus accrued interest regardless of any appreciation of the Underlyings, which may be significant. You will not participate in any appreciation in the value of any Underlying.

[]The automatic call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk if the notes are redeemed early.

[] The benefit provided by the Trigger Level may terminate on the final Review
Date.

[] No dividend payments, ownership rights or affiliation with the Underlyings.

[] You are exposed to the risks associated with small capitalization companies.

[] The notes are subject to currency exchange risk.

[] The equity securities underlying the Fund have been issued by non-U.S.
companies. Investments in securities linked to the value of such non-U.S.
equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries.

[]The Anti-dilution protection for the Fund is limited, and there may be differences between the Fund and its underlying index.

[] Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity. The original issue price of the notes includes the agent's commission and the estimated cost of hedging our obligations under the notes.
As a result, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.

[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

[] Many economic and market factors, such as volatility of the Underlyings, time to maturity, the Contingent Interest Rate, interest rates generally and creditworthiness of the Issuer, will impact the value of the notes prior to maturity.

[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.

[] The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.

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Disclaimer

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase &
Co. has filed with the SEC for more complete information about JPMorgan Chase &
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC:http://www.sec.gov/Archives/edgar/data/19617/000095010311004940/crt_dp27418-fwp.pdf
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J.P. Morgan Structured Investments | 800 576 3529 |JPM_Structured_Investments@jpmorgan.com
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